                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [_]

   Check the appropriate box:

   [_] Preliminary Proxy Statement        [_] Confidential, for Use of the
   [X] Definitive Proxy Statement          Commission Only (as permitted by
   [_] Definitive Additional Materials     Rule 14a-6(e)(2))
   [_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              SCIQUEST.COM, INC.
               (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

  [X] No fee required.
  [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-
  11.

(1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------

(5) Total fee paid:

-------------------------------------------------------------------------------

[_]Fee paid previously with preliminary materials:

-------------------------------------------------------------------------------

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

-------------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:

-------------------------------------------------------------------------------

(3) Filing Party:

-------------------------------------------------------------------------------

(4) Date Filed:

-------------------------------------------------------------------------------

                                                   (Bulletin No. 176, 08-15-97)

                              SCIQUEST.COM, INC.
                       5151 McCrimmon Parkway, Suite 208
                       Morrisville, North Carolina 27560
                                (919) 659-2100

                 ---------------------------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 2001
                 ---------------------------------------------

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SciQuest.com, Inc. (the "Company") will be held at the Sheraton Imperial Hotel & Convention Center, Research Triangle Park, 4700 Emperor Boulevard, Durham, NC 27703, at 9:00 a.m., Eastern Daylight Savings time, on Tuesday, May 15, 2001 (the "Annual Meeting"), to consider and act upon:

  1. the election of two (2) directors to the Company's Board of Directors;

  2. a proposal to amend the Certificate of Incorporation of the Company to change the corporate name to "SciQuest, Inc.";

  3. a proposal to approve and ratify the adoption of the Company's Employee Stock Purchase Plan;

  4. a proposal to approve and ratify an amendment of the Company's 1999 Stock Incentive Plan;

  5. a proposal to ratify the selection of independent public accountants for the Company's current fiscal year; and

  6. such other business as may properly come before the Annual Meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business on April 5, 2001, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

                                          By Order of the Board of Directors,

                                          /s/ M. Scott Andrews
                                          M. Scott Andrews,
                                          Chairman of the Board of Directors

April 18, 2001
Morrisville, North Carolina

                                   IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                              SCIQUEST.COM, INC.
                       5151 McCrimmon Parkway, Suite 208
                       Morrisville, North Carolina 27560

                             ---------------------
                                PROXY STATEMENT
                             ---------------------

                                 May 15, 2001

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

Stockholders Meeting

   This Proxy Statement and the enclosed Proxy card ("Proxy") are furnished on behalf of the Board of Directors of SciQuest.com, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 15, 2001 at 9:00 a.m., Eastern Daylight Savings time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Sheraton Imperial Hotel & Convention Center, Research Triangle Park, 4700 Emperor Boulevard, Durham, NC 27703. The Company intends to mail this Proxy Statement and the accompanying Proxy on or about April 18, 2001, to all stockholders entitled to vote at the Annual Meeting.

Stockholders Entitled to Vote

   Only holders of record of the Company's $.001 par value per share common stock (the "Common Stock") at the close of business on April 5, 2001 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 5, 2001, the Company had outstanding and entitled to vote 28,843,099 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Any stockholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of the Company or by filing with the Secretary of the Company a Proxy bearing a later date.

Quorum; Counting of Votes

   The Company's Bylaws provide that at any meeting of stockholders, the holders of a majority of the issued and outstanding shares of Common Stock present in person or by proxy constitute a quorum for the transaction of business. The election of directors will be decided by a plurality of the votes of the shares cast, in person or by proxy, at the Annual Meeting. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner. The approval of the amendment for the Company's Certificate of Incorporation requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting. Accordingly, abstentions and broker non-votes will have the same effect as votes against this proposal. The approval and ratification of (1) the adoption of the Company's Employee Stock Purchase Plan, (2) the amendment to the Company's 1999 Stock Incentive Plan and (3) the appointment of PricewaterhouseCoopers LLP as independent auditors each requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote thereon. An abstention with respect to any such proposal will have the same effect as a vote against such proposal. With respect to broker non-votes, the shares will not be considered present at the meeting for the proposal to which authority was withheld. Consequently, broker non-votes will have the effect of reducing the number of affirmative votes required to approve these proposals, because they reduce the number of shares present at the meeting from which a majority is calculated.

Proxies

   When the enclosed proxy card is properly voted in accordance with the instructions on the proxy card the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a proxy will be voted in favor of the nominees for election to the Board of Directors and in favor of each of the remaining proposals.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information with respect to the beneficial ownership of our capital stock as of February 28, 2001 by:

  . all those known by the Company to be beneficial owners of more than five percent of the outstanding shares of Common Stock;

  .  each director;

  .  each of the named executive officers; and

  .  all executive officers and directors as a group.

   For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock deemed outstanding as of February 28, 2001 is 28,816,731. Options that are exercisable within sixty days of February 28, 2001 are deemed to be outstanding and to be beneficially owned by the stockholder holding the options for the purpose of computing that stockholder's percentage ownership but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named on this table have sole voting and investment control with respect to all shares beneficially owned.

                                                          Shares of Common
                                                             Stock Owned
                                                          ---------------------
Name                                                       Shares       Percent
----                                                      ---------     -------
Gautam A. Prakash........................................   670,286(1)    2.3%
Noel J. Fenton...........................................   583,705(2)    2.0%
M. Scott Andrews.........................................   560,130(3)    1.9%
Bruce J. Boehm...........................................   210,007(4)      *
Lyle A. Brecht...........................................   155,636(5)      *
Robert M. Fusillo........................................   117,048(6)      *
James J. Scheuer.........................................   107,741(7)      *
Cecil Kost...............................................    51,038(8)      *
Lloyd M. Segal...........................................    20,500(9)      *
Timothy T. Weglicki......................................     2,385(10)     *
Stephen J. Wiehe.........................................         0         *
All directors and executive officers as a group (14
 persons)
 (1)(2)(3)(4)(5)(9)(10)(11).............................. 3,183,530

--------
*  Less than one percent.

(1) Includes 637,814 shares owned by Bessemer Venture Partners IV L.P., Bessemer Venture Investors L.P. and Bessec Ventures IV L.P. Mr. Prakash is a principal of these entities and may be deemed to be a beneficial owner of these shares. Mr. Prakash disclaims beneficial ownership of these shares.

(2) Includes shares owned by Trinity Ventures VI, L.P. and Trinity VI Side-By-Side Fund, L.P. Mr. Fenton is general partner of these entities and may be deemed to be a beneficial owner of these shares. Mr. Fenton disclaims beneficial ownership of these shares.
(3) Consists of shares owned by Andrews Properties of Wake County LLC.
(4) Includes 10,169 shares subject to a warrant that is currently exercisable.
(5) Includes 111,087 shares held by the Lyle A. Brecht and Laura B. Brecht Trust. Includes 44,549 shares subject to options that are currently exercisable or that are exercisable within 60 days.
(6) Includes 65,340 shares subject to options that are currently exercisable or that are exercisable within 60 days.
(7) Includes 35,624 shares subject to options that are currently exercisable or that are exercisable within 60 days.
(8) Consists of 51,038 shares subject to options that are currently exercisable or that are exercisable within 60 days.
(9) Includes 13,000 shares owned by Timera Capital, Inc. Mr. Segal is an officer and shareholder of this entity and may be deemed to be a beneficial owner of these shares. Mr. Segal disclaims beneficial ownership of these shares.
(10) Includes 1,047 shares held by The Weglicki Trust. Mr. Weglicki disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.
(11) Includes 160,752 shares subject to options that are currently exercisable or that are exercisable within 60 days.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

Introduction

   At the Annual Meeting, two directors are to be elected for the terms described below. The board of directors is divided into three classes, with members serving for staggered three-year terms. The board is comprised of three Class I directors (Bruce J. Boehm, Gautam A. Prakash and Lloyd Segal), two Class II directors (Noel J. Fenton and Timothy T. Weglicki) and two Class III directors (M. Scott Andrews and Stephen J. Wiehe). There is currently one vacancy in Class III of the Board of Directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The term of the Class II directors will expire upon the election and qualification of successor directors at the Annual Meeting. The term of the Class III directors will expire upon the election and qualification of successor directors at the 2002 annual meeting of stockholders. The term of the Class I directors will expire upon the election and qualification of successor directors at the 2003 annual meeting of stockholders. Mr. Weglicki will not stand for relection as a Class II director. Mr. Wiehe has been nominated to serve as a Class II Director. If Mr. Wiehe is so elected, he will then vacate his position as a Class III director immediately following the Annual Meeting. The Company has no current plans to fill the resulting vacancy. There are no family relationships between any of the directors.

   Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

   The Board of Directors recommends a vote FOR each named nominee.

Nominees

   The name and age, principal occupation or employment, and other data regarding each nominee, based on information received from the respective nominees, are set forth below:

 Nominees to Serve as a Class II Director

   Stephen J. Wiehe joined the Company as Chief Executive Officer in February 2001. Prior to joining the Company, Mr. Wiehe had served as Senior Director-Strategic Investments and Mergers and Acquisitions for The SAS Institute since June 2000. Mr. Wiehe served as President and Chief Executive Officer of the Dataflux Corporation from 1999 until it was acquired by The SAS Institute in June 2000. From 1998 to 1999, Mr. Wiehe served as Managing Director-Europe and Senior Executive Vice President for Sungard Treasury Systems, a division of Sunguard Data Systems, Inc. From 1996 to 1998, Mr. Wiehe served as President and Chief Executive Officer of Multinational Computer Models, Inc., which was acquired by Sungard Treasury Systems. Mr. Wiehe began his career with the General Electric Company and is a graduate of its Financial Management Program. Mr. Wiehe received a B.A. from the University of Kentucky.

   Noel J. Fenton has served as a director of the Company since November 1998. Mr. Fenton has been a Managing General Partner of Trinity Ventures since 1986. From 1964 to 1986, he was a co-founder of three venture capital backed start-up companies, for two of which, Acurex Corporation and Covalent Systems Corporation, he served as CEO. Mr. Fenton received an M.B.A. from Stanford University and a B.S. from Cornell University.

Current Directors

   The directors of the Company continuing in office following the Annual Meeting as Class I Directors, serving until the 2003 Annual Meeting, are as follows:

   Bruce J. Boehm has served as a director of the Company since October 1997. Mr. Boehm has been active as an originator of and investor in early stage technology companies since 1992. Mr. Boehm received M.B.A. and M.S. degrees from Stanford University and a B.S. from the Massachusetts Institute of Technology.

   Gautam A. Prakash has served as a director of the Company since October 1998. Mr. Prakash is a partner with Bessemer Venture Partners, which he joined in 1993. He is a director of a number of privately held electronic commerce and healthcare companies. Prior to joining Bessemer, Mr. Prakash worked for McKinsey & Co. Mr. Prakash received a B.S. in molecular biophysics and biochemistry and a B.A. in economics from Yale University.

   Lloyd M. Segal has served as a director of the Company since May 2000. Mr. Segal has been President and Chief Executive Officer of Caprion Pharmaceuticals Inc. since November 1998. Mr. Segal was previously President and Chief Executive Officer of Advanced Bioconcept Ltd. from 1996 to 1998. Mr. Segal was a management consultant with McKinsey & Co. from 1992 to 1996, focusing on North America financial institutions and industrial clients. Mr. Segal is a member of the Board of Directors of Hallmark Technologies and a member of the Board of Overseers of the School of Science, Brandeis University. Mr. Segal earned a B.A. in Politics from Brandeis University, Boston, and an M.B.A. from Harvard University.

   The director of the Company continuing in office following the Annual Meeting as Class III Directors, serving until the 2002 Annual Meeting, are as follows:

   M. Scott Andrews co-founded of the Company in November 1995 and serves as Chief Strategy Officer and as a director. From November 1995 to February 2001, Mr. Andrews also served as the Company's Chief Executive Officer. From October 1991 to January 1996, Mr. Andrews was a sales professional for Baxter Healthcare Corporation, a scientific products company, which was acquired by VWR Scientific Products Corporation. From May 1987 to October 1991, Mr. Andrews served in the U.S. Army as an aviation officer. Mr. Andrews received an M.B.A. from the University of North Carolina at Chapel Hill and a B.S. in business management from the United States Military Academy at West Point. Mr. Andrews currently serves as a director of the North Carolina BioScience Fund.

Board of Directors Meetings, Committees and Compensation

   During 2000, the Board of Directors held 13 meetings. All of the incumbent directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of committees of the Board of Directors on which they served.

   Messrs. Boehm, Segal and Weglicki are members of the Audit Committee. Following the Annual Meeting, Mr. Weglicki will be replaced on the Audit Committee by Mr. Prakash. The Audit Committee reviews the scope and timing of our audit services and any other services our independent auditors are asked to perform, the auditors report on our financial statements following completion of their audit and their policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent auditors for the following year.

   Messrs. Prakash and Fenton are members of the Compensation Committee. The Compensation Committee reviews and evaluates the compensation and benefits of all officers, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the board of directors. The Compensation Committee administers the Company's 1997 Stock Option Plan, 1999 Stock Incentive Plan and 2000 Employee Stock Purchase Plan.

   In May 2000, Mr. Segal was granted an option to acquire 25,000 shares of Common Stock at an exercise price of $7.71 per share, which option vests in equal annual installments over a three-year period. Other than this option grant, the Company's directors did not receive any compensation for services performed in their capacity as directors in 2000. The Company reimburses each director for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any of its committees.

Executive Compensation

   The following table sets forth the total compensation paid by the Company during the year ended December 31, 2000 to its Chief Executive Officer and its four other most highly compensated executive officers who earned more than $100,000 during 2000. These persons are referred to as the named executive officers elsewhere in this Proxy Statement.

                                                                    Long-Term
                                                                   Compensation
                                     Annual Compensation              Award
                           --------------------------------------- ------------
                                                                    Number of
                                                                    Securities
Name and Principal         Fiscal                     All Other     Underlying
Position                    Year   Salary   Bonus  Compensation(1)   Options
------------------         ------ -------- ------- --------------- ------------
M. Scott Andrews..........  2000  $210,577 $     0     $4,149        $600,000
 Chief Executive Officer    1999    99,196 150,000      3,362               0
Cecil Kost................  2000   193,653  78,000      6,205         222,000
 President of e-Commerce    1999    47,115 150,000      2,236         200,915
James J. Scheuer..........  2000   169,346  35,000      4,263         145,000
 Chief Financial Officer    1999   125,085 125,000      3,197          91,175(2)
Lyle A. Brecht............  2000   157,692  20,000      6,152         152,750
 Chief Business
  Development Officer       1999   177,311  75,000      4,266         146,648(3)
Robert M. Fusillo.........  2000   157,692  20,000      6,152          69,250
 Chief Information Officer  1999   142,481 105,000      4,370         150,123(4)

--------
(1) These amounts represent primarily life and health insurance premiums paid by the Company on behalf of the named executive officers.
(2) Reflects total grants of 141,782 options, of which 50,607 were exercised in 1999.
(3) Reflects total grants of 230,250 options, of which 83,602 were exercised in 1999.
(4) Reflects total grants of 191,831 options, of which 41,708 were exercised in 1999.

Options Granted During Last Fiscal Year

                                             % of Total                      Potential Realizable Value
                                              Options                        at Assumed Annual Rates for
                             Number of       Granted to Exercise            Stock Price Appreciation for
                             Securities      Employees   Price                     Option Term (7)
                         Underlying Options  in Fiscal    Per    Expiration -----------------------------
Name                       Granted (1)(2)       Year     Share      Date         5%             10%
----                     ------------------  ---------- -------- ---------- ------------- ---------------
M. Scott Andrews........      600,000(6)       10.18%    $2.125   12/13/10  $     728,250 $     2,027,250
Cecil Kost..............       72,000           1.22      7.719   05/24/10        350,134         883,671
                              150,000(6)        2.54      2.125   12/13/10        200,812         506,812
James J. Scheuer........       25,000           0.42      7.719   05/24/10        121,574         306,830
                              120,000(3)(6)     2.04      2.125   12/13/10        160,650         405,450
Lyle A. Brecht..........       45,000           0.76      7.719   05/24/10        218,834         552,294
                               57,750(4)(6)     0.98      2.125   12/13/10         77,313         195,123
Robert M. Fusillo.......       25,000           0.42      7.719   05/24/10        121,574         306,830
                               44,250(5)(6)     0.75      2.125   12/13/10         59,240         149,510

--------
(1) Unless otherwise indicated, each option vests and becomes exercisable as follows: 25% on the one year anniversary of the date of grant, and in equal monthly increments of 2.084% per month for 36 months, with full vesting at 48 months from the date of grant.
(2) Options were granted under the SciQuest.com, Inc. 1999 Stock Incentive
    Plan.
(3) Of these options, 19,487 vested immediately upon grant and the remaining options vest in four equal annual installments on the anniversary date of the grant.
(4) Of these options, 28,717 vested immediately upon grant and the remaining options vest in four equal annual installments on the anniversary date of the grant.
(5) Of these options, 24,329 vested immediately upon grant and the remaining options vest in four equal annual installments on the anniversary date of the grant.
(6) Options were granted subject to stockholder approval of an increase in the number shares of Common Stock available for issuance pursuant to the SciQuest.com, Inc. 1999 Stock Incentive Plan.
(7) The potential realizable value of the options reported above was calculated by assuming 5% and 10% annual rates of appreciation of the Common Stock based on the exercise price of the option from the date of grant of the options until the expiration of the options. These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock. The actual value realized from the options could be substantially higher or lower than the values reported above, depending upon the future appreciation or depreciation of the Common Stock during the option period and the timing of exercise of the options. The potential realizable value computation does not take into account federal or state income tax consequences of option exercised or sales of appreciated stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option
Values

   The following table sets forth certain information concerning option exercises by the named executive officers during 2000.

                                                 Number of Securities           Value of Unexercised
                          Shares            Underlying Unexercised Options     In-the-Money Options at
                         Acquired   Value         at Fiscal Year End             Fiscal Year End (2)
                            on     Realized -------------------------------   -------------------------
Name                     Exercise    (1)     Exercisable    Unexercisable     Exercisable Unexercisable
----                     -------- --------- -------------- ----------------   ----------- -------------
M. Scott Andrews........     --   $     --         --           600,000         $   --       $     0
Cecil Kost..............     --         --      58,041          364,874               0            0
James J. Scheuer........  27,863  1,393,501     55,805          152,507          33,928        9,302
Lyle A. Brecht..........  28,715  1,073,743     65,286          155,397          28,572       53,724
Robert M. Fusillo.......  24,329    190,140     54,909          140,135          27,453       86,280

--------
(1) Upon exercise of the option, an option holder did not receive the amount reported above under the column Value Realized. The amounts reported above under Value Realized merely reflect the amount by which the value of the Common Stock exceeded the exercise price of the option on the date of exercise of the option. The option holder does not realize any cash until the shares of Common Stock issued upon exercise of the options are sold.
(2) The value of the Common Stock at December 29, 2000 was $1.3125 per share, based on the closing price of the Common Stock on that date as reported by Nasdaq. The value of options was determined by subtracting the aggregate exercise prices of the options from the value of the Common Stock issuable upon exercise of the options.

Employment Agreements

   The Company's principal employees, including executive officers, are required to sign an agreement prohibiting their disclosure of any of confidential or proprietary information and restricting their ability to compete with the Company during their employment and for a period of two years thereafter, restricting solicitation of customers and employees following their employment with the Company and providing for ownership and assignment of intellectual property rights to the Company.

Compensation Committee Interlocks and Insider Participation

   The following non-employee directors were the members of the Compensation Committee of the Board of Directors during 2000: Bruce J. Boehm, Gautam A. Prakash, Noel J. Fenton and Alan J. Taetle. None of the members of the Compensation Committee has any direct or indirect material interest in the Company outside of his position as a director.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission. To the Company's knowledge, its directors, executive officers and 10% stockholders complied during 2000 with all applicable Section 16(a) filing requirements.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

   The Compensation Committee of the Company's Board of Directors has furnished the following report on executive compensation in accordance with the rules and regulations of the Securities and Exchange Commission. This report outlines the duties of the Compensation Committee with respect to executive compensation, the various components of the Company's compensation program for executive officers and other key employees, and the basis on which the 2000 compensation was determined for the executive officers of the Company, with particular detail given to the 2000 compensation for the Company's Chief Executive Officer.

Compensation of Executive Officers Generally

   The Compensation Committee of the Board of Directors is responsible for establishing compensation levels for the executive officers of the Company, including the annual bonus plan for executive officers and for administering the Company's 1997 Stock Option Plan, 1999 Stock Incentive Plan and 2000 Employee Stock Purchase Plan. The Compensation Committee is comprised of two non-employee directors: Messrs. Prakash and Fenton. The Company's compensation program for all employees, including its executives, emphasizes variable compensation, primarily through performance-based grants of short- and long-term performance based incentives. Salaries at all employee levels are generally targeted at median market levels. The Company has established a cash-based incentive plan with awards targeted to provide fully competitive levels of total cash compensation based on the degree of achievement of Company financial and operational performance measures. In addition, the Company's compensation program rewards individual performance that furthers Company goals. Executive compensation generally consists of the following: (i) base salary; (ii) incentive bonuses; (iii) long-term equity incentive awards in the form of stock option grants; and (iv) other benefits. Each executive officer's compensation package is designed to provide an appropriately weighted mix of these elements.

   Base Salary. Base salary levels for each of the Company's executive officers, including the Chief Executive Officer, are generally set within a range of base salaries that the Compensation Committee believes are paid equal to or somewhat above the median salaries for similar executive officers at comparable companies. The Compensation Committee does not use formulas but instead exercises its judgment based on considerations including overall responsibilities and the importance of these responsibilities to the Company's success, experience and ability, past short-term and long-term job performance and salary history. In addition, the Compensation Committee generally takes into account the Company's past financial performance and future expectations, as well as the performance of the executives and changes in the executives' responsibilities. The Compensation Committee places a strong emphasis on teamwork; therefore, annual base salaries are not dependent on objective, corporate performance standards for any executive officer, including the Chief Executive Officer.

   Incentive Bonuses. The Compensation Committee recommends the payment of bonuses to provide an incentive to executive officers to be productive over the course of each fiscal year. These bonuses are awarded only if the Company achieves or exceeds certain corporate performance objectives. The incentive bonus to each executive officer is based on the individual executive's performance as it relates to the Company's performance.

   Equity Incentives. Stock options are used by the Company for payment of long-term compensation to provide a stock-based incentive to improve the Company's financial performance and to assist in the recruitment, retention and motivation of professional, managerial and other personnel. Generally, stock options are granted to executive officers from time to time based primarily upon the individual's actual and/or potential contributions to the Company and the Company's financial performance. Stock options are designed to align the interests of the Company's executive officers with those of its stockholders by encouraging executive officers to enhance the value of the Company, the price of the Common Stock, and hence, the stockholder's return. In addition, the vesting of stock options over a period of time is designed to create an incentive for the individual to remain with the Company. The Company has granted options to the executives on an ongoing basis to provide continuing incentives to the executives to meet future performance goals and to remain with the Company.

   Other Benefits. Benefits offered to the Company's executive officers are provided to serve as a safety net of protection against the financial catastrophes that can result from illness, disability, or death. The Company has also established a tax-qualified deferred compensation 401(k) Savings Plan covering all of the Company's eligible employees. This plan includes a salary deferral arrangement pursuant to which participants may contribute, subject to certain limitations, a maximum of 20% of their salary or $10,000 on a pre-tax basis. The Company does not match any portion of the employee's contribution.

Compensation of the Chief Executive Officer

   The Compensation Committee annually reviews the performance and compensation of the Chief Executive Officer based on the assessment of his past performance and its expectation of his future contributions to the Company's performance. M. Scott Andrews served as the Company's Chief Executive Officer in 2000. In 2000, Mr. Andrews received a base salary of $225,000 and no bonus. The Compensation Committee believes the compensation paid to Mr. Andrews was reasonable.

Policy with Respect to Qualifying Compensation for Deductibility

   Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of one million dollars paid by a corporation to its Chief Executive Officer and the other four most highly compensated executive officers of a corporation. The Company has not established a policy with regard to Section 162(m) of the Code, since the Company has not and does not currently anticipate paying cash compensation in excess of one million dollars per annum to any employee. None of the compensation paid by the Company in 1998 was subject to the limitations on deductibility. The Board of Directors will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

                                          Members of the Compensation
                                           Committee

                                          Gautaum Prakash
                                          Noel J. Fenton

                         REPORT OF THE AUDIT COMMITTEE

   During fiscal 2000, the Audit Committee of the Board of Directors developed a charter for the Audit Committee, which was approved by the full Board on March 24, 2000. The complete text of the charter is reproduced in Appendix A to this proxy statement.

   As set forth in more detail in the charter, the Audit Committee's primary responsibilities fall into three broad categories:

  . Oversee that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company.

  . Oversee that management has established and maintained processes to assure that an adequate system of internal control is functioning with the Company.

  . Oversee that management has established and maintained processes to assure compliance by the Company with all applicable laws, regulations and corporate policy.

   The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee's charter. These procedures include requiring management to provide a report to the Audit Committee regarding internal control procedures and reviewing all management letters received from the Company's auditors. To carry out its responsibilities, the Audit Committee met four times during fiscal 2000.

   In overseeing the preparation of the Company's financial statements, the Audit Committee met with both management and the Company's outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed the statements with both management and the outside auditors. The Audit Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

   With respect to the Company's outside auditors, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence, including the disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

   On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that it approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                          Members of the Audit Committee

                                          Bruce J. Boehm (Chairman)
                                          Lloyd Segal
                                          Timothy T. Weglicki

                            STOCK PERFORMANCE GRAPH

   The following line-graph provides a comparison of the cumulative total stockholder return on the Company's Common Stock for the period from the date of the Company's initial public offering on November 19, 1999 through December 31, 2000, against the cumulative stockholder return during such period achieved by The Nasdaq Stock Market (U.S. Companies) ("Nasdaq US"), the Nasdaq Computer and Data Processing Index (the "Nasdaq Computer Index") and an index of peer issuers selected by SciQuest.com (the "Peer Group"). The Peer Group consists of other companies that provide Web-based marketplaces or otherwise facilitate Web-based procurement. In future periods, the Company intends to compare the stockholder return on its Common Stock to the Nasdaq Computer Index rather than the Peer Group as it believes that the companies contained in the Nasdaq Computer Index are more comparable to the Company than those in the Peer Group. The graph assumes that $100 was invested on November 19, 1999 in the Company's Common Stock and in each of the comparison indices, and assumes reinvestment of dividends.

   The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (collectively, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             (Graph appears here)
                                    Legend
CRSP Total Returns Index for:         11/19/1999      12/31/1999      12/31/2000
SciQuest.com, Inc.                       100.0           265.00          4.37
Nasdaq Stock Market(US Companies)        100.0           120.76         72.60
Nasdaq Computer Index                    100.0           135.70         62.44
Self-Determined Peer Group               100.0           173.30         49.73
Companies in the Self-Determined Peer Group
    ARIBA INC                       VENTRO CORP
    COMMERCE ONE INC                FREEMARKETS INC
    PCORDER COM INC                 PURCHASEPRO COM INC
    VERTICALNET INC
Notes:
  A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
  B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
  C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
  D. The index level for all series was set to $100.00 on 11/19/1999.

                          Related Party Transactions

   In September 2000, the Company guaranteed the payment of loans made by Wachovia Bank, N.A. to Lyle A. Brecht, Antony Francis and James J. Scheuer in the amounts of $200,000, $262,367 and $186,750, respectively. These officers applied for the loans primarily in order to pay tax liabilities and other expenses incurred in connection with the exercise of stock options and other transactions by each of these officers during 1999. The loans are unsecured and have a 15-month term. The loans bear interest at a rate of 9.5%. The Company has agreed to reimburse each of these officers for all interest paid on these loans. In 2000, the Company reimbursed Messrs. Brecht, Francis and Scheuer for interest payments totaling $8,533, $4,234 and $2,164, respectively.


   In 2000, the Company guaranteed the payment of a loan made by Bank of America to M. Scott Andrews in the amount of $400,000. The Company has secured the loan with a certificate of deposit in a like amount. The loan bears interest at a rate of 6.25% and becomes payable in full on January 17, 2002.

   In May 2000, the Company loaned Cecil Kost a total of $175,000 in order to facilitate the purchase of a house. The loan did not bear interest and was repaid in full in May 2000.

   Each of these transactions was approved by a majority of the Company's disinterested directors.

                                  PROPOSAL 2

              PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
               TO CHANGE THE CORPORATE NAME TO "SCIQUEST, INC."

   The Company's Board of Directors has adopted, and is recommending to the stockholders for their approval at the Annual Meeting, a resolution to amend Article First of the Company's Certificate of Incorporation to change the corporate name to "SciQuest, Inc." The applicable text of the resolution is as follows:

    "RESOLVED, that Article 1. of the Company's Certificate of
    Incorporation be amended to read in its entirety as follows:

    "1. The name of the corporation is SciQuest, Inc."

   The Board of Directors believes that the name change is desirable to better reflect the increased breadth of the Company's products and services. As the Company's focus has turned to the provision of integrated e-commerce and asset management solutions for research enterprises and their suppliers, the name "SciQuest.com" became less reflective of the Company's mission and product and service offerings. If the amendment is adopted, stockholders will not be required to exchange outstanding stock certificates for new certificates.

   If approved by the stockholders, the amendment will become effective upon filing with the Secretary of the State of Delaware a Certificate of Amendment to the Company's Certificate of Incorporation, which filing is expected to take place shortly after the Annual Meeting.

   The Board believes that the proposal to amend the Company's Certificate of Incorporation to change the corporate name is in the best interest of the Company and recommends a vote FOR approval of the proposal. Proxies will be so voted unless stockholders specify otherwise on their Proxy card.

                                  PROPOSAL 3

                   APPROVAL AND RATIFICATION OF THE ADOPTION
                 OF THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN

Adoption of Employee Stock Purchase Plan by the Board

   The Board of Directors adopted the SciQuest.com, Inc. 2000 Employee Stock Purchase Plan (the "Purchase Plan") effective as of July 1, 2000, subject to approval by the stockholders at the Annual Meeting. The complete text of the Employee Stock Purchase Plan is reproduced in Appendix B to this proxy statement. A maximum of 1,100,000 shares of Common Stock has been authorized for issuance pursuant to the Purchase Plan. On April 5, 2001, the closing sale price reported on the Nasdaq Stock Market for a share of the Common Stock was $0.75.

Purpose of the Purchase Plan

   The purpose of the Purchase Plan is to provide employees of the Company and its subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Purchase Plan qualify as an "employee stock purchase plan" under (S) 423 of the Internal Revenue Code of 1986, as amended (the "Code").

Participation

   All persons who have been employed by the Company for at least 30 days prior to an enrollment date are eligible to participate in the Purchase Plan. To date, approximately 240 employees have participated in the Purchase Plan.

Administration

   The Purchase Plan is administered by the Compensation Committee. Notwithstanding the foregoing, the Compensation Committee may delegate any or all of its authority and responsibilities under the Purchase Plan to a committee of the Compensation Committee as it shall designate, to the extent such delegation is permitted under applicable law, the articles and bylaws of the Company and the applicable stock exchange or national market system rules. The Compensation Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Purchase Plan.

Term of the Purchase Plan

   The term of the Purchase Plan began on July 1, 2000. The Purchase Plan and all rights of participants thereunder shall terminate on April 30, 2010 unless sooner terminated by action of the Compensation Committee. Termination of the Purchase Plan by the Compensation Committee shall not adversely affect options previously granted under the Purchase Plan; provided, however, that the Compensation Committee may terminate an Offering Period on any Purchase Date (which is defined in the Plan as October 31 and April 30 of each year) if the Compensation Committee determines that the termination of the Offering Period or the Purchase Plan is in the best interests of the Company and its stockholders.

   The Board may amend the Purchase Plan at any time and for any reason. To the extent necessary and desirable to comply with Code (S)423 (or any successor rule or provision), the Company shall seek stockholder approval of amendments to the Purchase Plan.

Types of Awards

   The Purchase Plan provides for the issuance of options to purchase shares of Common Stock during a term that will generally be twenty-four months in length (the "Offering Period").

Terms and Conditions of the Purchase Plan

   Enrollment and Payroll Deductions. An eligible employee may become a participant in the Purchase Plan by completing a subscription agreement authorizing payroll deductions no later than the day prior to the applicable Enrollment Date (which is defined in the Purchase Plan as the first day of an Offering Period). The participant may elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 20% of the compensation that the participant receives on each pay day during the Offering Period.

   The Purchase Plan shall be implemented by consecutive, overlapping Offering Periods of twenty-four (24) months duration with new Offering Periods currently beginning May 1 and November 1 of each year. The first Offering Period began on July 1, 2000 and will end on April 30, 2002. Each Offering Period shall have four Purchase Dates, which shall be each October 31 and April 30 during the Offering Period. The Board may change the duration and timing of Offering Periods and Purchase Dates, provided that any such change is announced at least ten (10) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

   No interest will accrue or be paid on any payroll deductions contributed to the Purchase Plan.

   Accounts. Individual accounts shall be maintained for each participant in the Purchase Plan. Statements of account shall be given to participants following each Purchase Date, which statements shall set forth the amounts of payroll deductions, the purchase price, the number of shares purchased and the remaining cash balance, if any.

   Granting of Options. On the Enrollment Date of each Offering Period, each participant in the Purchase Plan shall be granted an option to purchase on each Purchase Date of the Offering Period at the applicable Purchase Price up to the number of shares of the Common Stock determined by dividing the sum of the participant's payroll deductions accumulated prior to such Purchase Date and retained in the participant's account by the applicable Purchase Price. In no event shall a participant be permitted to purchase on any Purchase Date more than 5,000 shares of Common Stock (subject to adjustment pursuant to the Purchase Plan). In addition, no employee shall be granted an option under the Purchase Plan to the extent that (i) immediately after such grant, the employee (or any other person whose stock would be attributed to such employee pursuant to (S)424(d) of the Code) would own capital stock (and/or hold outstanding options to purchase capital stock) representing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any subsidiary or (ii) the employee's rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrue at a rate that exceeds $25,000 of stock.

   To the extent permitted by any applicable laws, regulations, or stock exchange rules, if the fair market value of the Common Stock on the first Purchase Date in a Offering Period is lower than the fair market value of the Common Stock on the Enrollment Date, all participants in the Offering Period shall be withdrawn automatically after the exercise of their options and re-enrolled in the next succeeding Offering Period as of the first day thereof.

   Participants shall have no interest or voting rights in shares covered by options until such options have been exercised.

   Purchase Price. The purchase price of each share of the Common Stock shall be an amount equal to 85% of the fair market value of a share of Common Stock on the Enrollment Date, or on the Purchase Date, whichever is lower.

   Fair market value shall mean, as of any date, the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its fair market value shall be the closing bid price for such stock as quoted on such exchange or system for regular trading session on the date of such determination (or, if such date is not a Trading Day as defined in the Purchase Plan, the most recent prior Trading Day), as reported in The Wall Street Journal or such other source as the

Board deems reliable; (ii) if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its fair market value shall be the closing bid price for the Common Stock for the regular trading session on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; (iii) in the absence of an established market for the Common Stock, the fair market value thereof shall be determined in good faith by the Board.

   Time and Manner of Exercise of Options. Unless a participant withdraws from the Purchase Plan, the participant's options shall be exercised automatically on each Purchase Date, and the maximum number of full shares subject to the option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in the participant's account.

   Nontransferability. No payroll deductions credited to a participant's account and no rights with regard to the exercise of an option under the Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Purchase Plan in accordance with the terms of the Purchase Plan.

Federal Income Tax Consequences

   The following is a brief outline of the federal income tax consequences to optionees of the receipt or exercise of options. It does not discuss all the possible tax consequences of exercising options, which depend on each employee's own individual tax and financial situation.

   At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Purchase Plan is disposed of, the employee must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but will not be obligated to, withhold from the employee's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the employee.

   The Purchase Plan is intended to comply with the requirements of Code
(S)423 (and any of its successor provisions). Pursuant to Code (S)423, an employee may be eligible for certain favorable tax treatment with regard to Common Stock purchased under the Purchase Plan, if no disposition of the Common Stock is made by such employee within two years after the date of the granting of the option to him or her under the Purchase Plan nor within one year after the transfer of the Common Stock to him or her.

   The Board believes that the proposal to approve and ratify the Employee Stock Purchase Plan is in the best interest of the Company and recommends a vote FOR the proposal. Proxies will be so voted unless stockholders specify otherwise on their proxy card.

                                  PROPOSAL 4

                    AMENDMENT OF 1999 STOCK INCENTIVE PLAN

Proposed Amendment

   The SciQuest.com 1999 Stock Incentive Plan was adopted by the Board of Directors in October 1999 and approved by our stockholders in November 1999. On October 18, 2000, the Board of Directors approved, subject to approval of the stockholders at the Annual Meeting, an amendment to the 1999 Stock Incentive Plan (the "Incentive Plan") increasing the number of shares authorized for issuance under the Incentive Plan to 7,854,998. The Incentive Plan currently authorizes a maximum of 2,854,998 shares for issuance. As of October 18, 2000, 2,145,091 were subject to issuance upon the exercise of options outstanding under the Incentive Plan.

Accordingly, at such time, only 709,907 shares remained available for grant under the Incentive Plan. The proposed amendment will provide the Company with the ability to continue the purpose of the Incentive Plan by providing additional incentives to attract and retain qualified personnel, upon whom the success of the Company is largely dependent.

   As of December 31, 2000, there were outstanding 4,326,222 options under the Incentive Plan, at an average exercise price of $5.34 per share. Options granted after October 18, 2000 were granted subject to stockholder approval of this amendment.

Administration

   The Incentive Plan is administered by the Compensation Committee. For so long as the Common Stock is registered under the Securities Exchange Act of 1934, as amended, a committee of not less than two members of the Board of Directors, each of whom qualifies as a non-employee director, is empowered to grant awards and take other action under the incentive plan with respect to individuals deemed to be insiders for purposes of Section 16 of the Securities Exchange Act.

Types of Awards

   The Incentive Plan provides for the grant of incentive and nonqualified stock options, restricted stock or other stock-based awards to our employees, including directors who are employees, and for the grant of nonqualified stock options, restricted stock or other stock-based awards to our non-employee directors, consultants and advisors.

Purpose of the Incentive Plan

   The Incentive Plan is established to advance the interests of the Company's stockholders by creating an incentive for, and enhancing the Company's ability to attract, retain and motivate, key employees, directors and consultants or advisors of the Company.

Terms of the Incentive Plan

   Terms and Conditions of Options. The exercise price of options granted under the Incentive Plan is determined by the Compensation Committee; however, the exercise price of incentive stock options granted under the plan must be equal to at least the fair market value of the Common Stock on the date of grant (or 110% of the fair market value if the grant is made to a 10% or more stockholder). Other restrictions on the terms applicable to incentive stock options are imposed under the plan to ensure compliance with the requirements for incentive stock options under Section 422 of the Internal Revenue Code.

   In the event an optionee ceases to be employed by the Company for any reason other than death or disability, each outstanding option held by such optionee will terminate and cease to be exercisable no later than three months after the date of such cessation of employment. Should the option's employment terminate by reason of death or disability (including death within three months following cessation of employment), each outstanding option held by such optionee will terminate and cease to be exercisable no later than twelve months after the date of such cessation of employment.

   The Incentive Plan provides that any option granted to a person who is subject to the provisions of Section 16 of the Securities Exchange Act will not become exercisable for a period of at least six months following the date of grant. Other restrictions on the terms applicable to incentive stock options are imposed under the incentive plan to ensure compliance with the requirements for incentive stock options under Section 422 of the Internal Revenue Code.

   The Incentive Plan permits Common Stock purchased upon the exercise of options to be paid in cash or by check or through a broker-facilitated cashless exercise procedure, or, to the extent permitted by applicable law, by delivery of previously owned shares, a promissory note or other means approved by the Compensation Committee.

   Restricted Stock Awards. The Compensation Committee may also grant restricted stock awards under the incentive plan. These awards entitle recipients to acquire shares of our Common Stock, subject to our right to repurchase all or a part of the shares. The other terms applicable to restricted stock awards are determined by our Board. Any restricted stock award granted to a participant who is subject to the provisions of Section 16 of the Securities Exchange Act restricts the release of the shares subject to the award for a period of at least six months following the date of grant.

   Other Awards. The Compensation Committee has the authority to grant other awards based on the Common Stock having terms and conditions as determined by the Compensation Committee. Except as the Compensation Committee may otherwise provide in a particular award, no awards granted under the incentive plan may be transferred or assigned by the holder other than by will or the laws of descent or distribution.

   Accelerated Vesting. In the event that:

  . The Company merges with or consolidates into another corporation, which results in the Company's stockholders owning less than 40% of the voting power of the voting securities of the surviving or successor corporation following the transaction;

  .  the Company sells all or substantially all of its assets;

  .  the Company completely liquidates; or

  . someone acquires 50% or more of the voting power of our outstanding securities, except through a merger, consolidation or an acquisition of our securities directly from the Company.

then any options, stock appreciation rights and any restricted stock awards or other then stock-based awards that would have become vested within the next twelve months become vested and free of all restrictions. The Compensation Committee may, in its discretion, terminate any unexercised options or stock appreciate rights, or permit the acquiring or succeeding corporation to assume or substitute equivalent options or stock appreciation rights for ours.

   Amendment and Termination. The Board of Directors may terminate or amend the incentive plan at any time. The Company's stockholders must approve any increase in the total number of shares available under the incentive plan. No awards may be made under the incentive plan after October 2009.

Outstanding Options

   The table below indicates, as of February 28, 2001, the aggregate number of options granted under the Incentive Plan since their inception to the persons and groups indicated.

                                                              Number of Options
Optionee                                                           Granted
--------                                                      -----------------
M. Scott Andrews............................................        600,000
Lyle A. Brecht..............................................        147,750
Robert M. Fusillo...........................................         94,250
Cecil Kost..................................................        294,000
James J. Scheuer............................................        170,000
All current executive officers as a group (8 persons).......      1,599,000
All current directors who are not executive officers as a
 group (5 persons)..........................................         25,000
All persons other than executive officers and directors (317
 persons)...................................................      2,702,222

Certain Federal Income Tax Consequences

   Grants of Options. Under current tax laws, the grant of an option will not be a taxable event to the recipient optionee, and the Company will not be entitled to a deduction with respect to such grant.

   Exercise of Nonqualified Options and Subsequent Sale of Stock. Upon the exercise of a nonqualified option, an optionee will recognize ordinary income at the time of exercise equal to the excess of the then fair market value of the shares of Common Stock received over the exercise price. The taxable income recognized upon exercise of a nonqualified option will be treated as compensation income subject to withholding, and the Company will be entitled to deduct as a compensation expense an amount equal to the ordinary income an optionee recognizes with respect to such exercise. When Common Stock received upon the exercise of a nonqualified option subsequently is sold or exchanged in a taxable transaction, the holder thereof generally will recognize capital gain (or loss) equal to the difference between the total amount realized and the fair market value of the Common Stock on the date of exercise; the character of such gain or loss as long-term or short-term capital gain or loss will depend upon the holding period of the shares following exercise.

   Exercise of Incentive Options and Subsequent Sale of Stock. The exercise of an incentive option will not be taxable to the optionee, and the Company will not be entitled to any deduction with respect to such exercise. However, to qualify for this favorable tax treatment of incentive stock options under the Internal Revenue Code, the optionee may not dispose of the shares of Common Stock acquired upon the exercise of an incentive option until after the later of two years following the date of grant or one year following the date of exercise. The surrender of shares of Common Stock acquired upon the exercise of an incentive option in payment of the exercise price of an option within the required holding period for incentive stock options under the Internal Revenue Code will be a disqualifying disposition of the surrendered shares. Upon any subsequent taxable disposition of shares of Common Stock, received upon exercise of a qualifying incentive option, the optionee generally will recognize long-term or short-term capital gain (or loss) equal to the difference between the total amount realized and the exercise price of the option.

   If an option that was intended to be an incentive stock option under the Internal Revenue Code does not qualify for favorable incentive stock option treatment under the Internal Revenue Code due to the failure to satisfy the holding period requirements, the optionee may recognize ordinary income in the year of the disqualifying disposition. Assuming that the amount realized in the disqualifying disposition exceeds the exercise price, the ordinary income an optionee shall recognize in the year of a disqualifying disposition shall be the lower of (1) the excess of the amount realized over the exercise price and (2) excess of the fair market value of the Common Stock at the time of the exercise over the exercise prince. In addition, the optionee shall recognize capital gain on the disqualifying disposition in the amount, if any, by which the amount realized in the disqualifying disposition exceeds the fair market value of the Common Stock at the time of the exercise. Such capital gain shall be taxable as long-term or short-term capital gain, depending on the optionee's holding period for such shares.

   Notwithstanding the favorable tax treatment of incentive options for regular tax purposes, as described above, for alternative minimum tax purposes, an incentive option is generally treated in the same manner as a nonqualified option. Accordingly, an optionee must generally include in alternative minimum taxable income for the year in which an incentive option is exercised the excess of the fair market value on the date of exercise of the shares of Common Stock received over the exercise price. If, however, an optionee disposes of shares of Common Stock acquired upon the exercise of an incentive option in the same calendar year as the exercise, only an amount equal to the optionee's ordinary income for regular tax purposes with respect to such disqualifying disposition will be recognized for the optionee's calculation of alternative minimum taxable income in such calendar year.

   The Board believes that the proposal to approve and ratify the amendment to the Incentive Plan is in the best interest of the Company and recommends a vote FOR the proposal. Proxies will be so voted unless stockholders specify otherwise on their proxy card.

                                  PROPOSAL 5

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as its independent auditor for the fiscal year ending December 31, 2001. The appointment of this firm was recommended to the Board by its Audit Committee. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Audit Fees

   The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statements for fiscal year 2000 and the reviews of the financial statements included in the Company's Forms 10-Q for such fiscal year were $108,110.

Financial Information Systems Design and Implementation Fees

   There were no fees billed by PricewaterhouseCoopers LLP for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X during 2000.

All Other Fees

   The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered other than as stated above were $264,206. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of PricewaterhouseCoopers.

   The Board believes that the proposal to ratify the selection of independent auditors is in the best interest of the Company and recommends a vote FOR the proposal. Proxies will be so voted unless stockholders specify otherwise on their proxy card.

                             STOCKHOLDER PROPOSALS

   Rules of the Securities and Exchange Commission require that any proposal by a stockholder of the Company for consideration at the 2002 Annual Meeting of Stockholders must be received by the Company no later than December 13, 2001 if any such proposal is to be eligible for inclusion in the Company's proxy materials for its 2002 Annual Meeting. Under such rules, the Company is not required to include stockholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

   In order for a stockholder to bring any business or nominations before the Annual Meeting of Stockholders, certain conditions set forth in Article 1 of the Company's Bylaws must be complied with, including, but not limited to, delivery of notice to the Company not less than 30 days prior to the meeting as originally scheduled.

                                 OTHER MATTERS

   Management of the Company is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this Proxy Statement. However, should any other matter requiring a vote of the stockholders arise, the representatives named on the accompanying Proxy will vote in accordance with their best judgment as to the interests of the Company and stockholders.

                                      BY ORDER OF THE BOARD OF DIRECTORS,
                                       /s/ M. Scott Andrews
                                      M. Scott Andrews,
                                      Chairman of the Board

                                                                     Appendix A

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                OF SCIQUEST.COM

                                    CHARTER

I.PURPOSE

   The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. The Audit Committee's primary duties and responsibilities are to:

  . Oversee that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Corporation.

  . Oversee that management has established and maintained processes to assure that an adequate system of internal control is functioning with the Corporation.

  . Oversee that management has established and maintained processes to assure compliance by the Corporation with all applicable laws, regulations and corporate policy.

   The Audit Committee will fulfill these responsibilities primarily by carrying out the activities enumerated in Section IV of this Charter.

II.COMPOSITION

   The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant. The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chairperson is elected by the full Board, the members of the Audit Committee may designate a Chairperson by majority vote of the full Audit Committee membership.

III.MEETINGS

   The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants separately to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, the Audit Committee or at lest its Chairperson should meet with the independent accountants and management quarterly to review the Corporation's financials consistent with Section IV.4 below.

IV.RESPONSIBILITIES AND DUTIES

   To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1. Review and reassess, at least annually, the adequacy of this Charter. Make recommendations to the Board, as conditions dictate, to update this Charter.

2. Review with management and the independent accountants the Corporation's annual financial statements, including a discussion with the independent accountants of the matters required to be discussed by Statement of Auditing Standards No. 61 ("SAS No. 61").

3. Review with management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings, including a discussion with the independent accountants of the matters required to be discussed by SAS No. 61. The Chairperson of the Audit Committee may represent the entire Audit Committee for purposes of this review.

Independent Accountants

4. Review the performance of the independent accountants and make recommendations to the Board regarding the appointment or termination of the independent accountants. The Audit Committee and the Board have the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the outside auditor. The independent accountants are ultimately accountable to the Audit Committee and the entire Board for such accountant's review of the financial statements and controls of the Corporation. On an annual basis, the Audit Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

5. Oversee independence of the accountants by:

  . receiving from the accountants, on a periodic basis, a formal written statement delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standing 1 ("ISB No. 1");

  . reviewing and actively discussing with the Board, if necessary, and the accountants, on a periodic basis, any disclosed relationships or services between the accountants and the Corporation or any other disclosed relationships or services that may impact the objectivity and independence of the accountants; and

  . recommending, if necessary, that the Board take certain action to satisfy itself of the auditor's independence.

Financial Reporting Process

6. In consultation with the independent accountants and the internal auditors, review the integrity of the Corporation's financial reporting processes, both internal and external.

7. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

8. Establish regular systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and any significant difficulties encountered during the course of the review or audit, including any restrictions on the scope of work or access to required information.

9. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

Legal Compliance/General

10. Review, with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

11. Report through its Chairperson to the Board following meetings of the Audit Committee.

12. Maintain minutes or other records of meetings and activities of the Audit Committee.

                                                                     Appendix B

                              SCIQUEST.COM, INC.

                       2000 EMPLOYEE STOCK PURCHASE PLAN

   1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. Accordingly, the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

   2. Definitions.

     (a) "Board" shall mean the Board of Directors of the Company or, as applicable, a committee to which the Board has delegated authority or responsibility hereunder pursuant to Section 14(b).

     (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (c) "Common Stock" shall mean the common stock of the Company.

     (d) "Company" shall mean SciQuest.com, Inc., a Delaware corporation, and any Designated Subsidiary of the Company.

     (e) "Compensation" shall mean all compensation other than gain attributable to stock options, including any amounts the participant elects to defer or exclude from income under a deferred compensation plan or an employee benefit plan of the Company.

     (f) "Designated Subsidiary" shall mean any Subsidiary that has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

     (g) "Employee" shall mean any individual who is an employee of the Company for tax purposes whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

     (h) "Enrollment Date" shall mean the first day of an Offering Period.

     (i) "Fair Market Value" shall mean, as of any date, the value of Common Stock determined as follows:

       (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing bid price for such stock as quoted on such exchange or system for regular trading session on the date of such determination (or, if such date is not a Trading Day, the most recent prior Trading Day), as reported in The Wall Street Journal or such other source as the Board deems reliable.

       (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the closing bid price for the Common Stock for the regular trading session on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

       (iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

     (j) "Offering Periods" shall mean the 24-month periods during which an option granted pursuant to the Plan may be exercised, generally beginning May 1 and November 1 of each year and ending on April 30 and October 31, respectively, 24 months later. The first Offering Period shall begin on July 1, 2000 and shall end on April 30, 2002. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

     (k) "Plan" shall mean this Employee Stock Purchase Plan.

     (l) "Purchase Dates" shall mean October 31 and April 30 of each year.

     (m) "Purchase Price" shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Purchase Date, whichever is lower.

     (n) "Reserves" shall mean the number of shares of Common Stock covered by options under the Plan that have not been exercised and the number of shares of Common Stock that have been authorized for issuance under the Plan but not placed under option.

     (o) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

     (p) "Trading Day" shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

   3. Eligibility.

     (a) Any Employee employed by the Company for at least 30 days prior to a given Enrollment Date shall be eligible to participate in the Plan.

     (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan to the extent that (i) immediately after such grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock (and/or hold outstanding options to purchase capital stock) representing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary or (ii) the Employee's rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrue at a rate that exceeds $25,000 of stock (determined at the Fair Market Value of the shares on the date of grant for each calendar year in which such option is outstanding at any time.

   4. Offering Periods. The Plan shall be implemented by consecutive, overlapping Offering Periods of 24 months' duration with new Offering Periods generally beginning May 1 and November 1 each year. The first Offering Period shall begin on July 1, 2000 and end on April 30, 2002. Each Offering Period shall have four Purchase Dates, which shall be each October 31 and April 30 during the Offering Period. The Board may change the duration and timing of Offering Periods and Purchase Dates, provided that any such change is announced at least 10 days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

   5. Participation.

     (a) An eligible Employee may become a participant in the Plan by completing a subscription agreement in the form of Exhibit A authorizing payroll deductions and filing it with the Company's human resources department no later than the day prior to the applicable Enrollment Date. On an individual basis in cases of hardship, the Company's human resources officer shall have the discretion to accept subscription agreements until the applicable Enrollment Date.

     (b) Payroll deductions for a participant shall begin with the first pay day following the Enrollment Date and shall end with the last pay day in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

   6. Payroll Deductions.

     (a) At the time a participant files a subscription agreement, the participant shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 20% of the Compensation that the participant receives on each pay day during the Offering Period.

     (b) All payroll deductions made for a participant shall be credited to the participant's account under the Plan and shall be withheld in whole percentages only.

     (c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase up to 20% or decrease to 0% the rate of his or her payroll deductions by completing and filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. A change in rate shall be effective with the first full payroll period that begins after the Company has received the new subscription agreement. A participant's subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in
  Section 10 hereof.

     (d) Notwithstanding the foregoing, to the extent necessary to comply with the $25,000 calendar-year accrual and the 5% ownership limitations set forth in Section 3(b), a participant's payroll deductions may be decreased to 0% at any time prior to a Purchase Date. Payroll deductions at the rate provided in such participant's subscription agreement shall resume immediately following such Purchase Date, unless terminated by the participant as provided in Section 10 hereof.

   7. Grant of Option.

     (a) On the Enrollment Date of each Offering Period, each participant shall be granted an option to purchase on each Purchase Date of the Offering Period at the applicable Purchase Price up to the number of shares of the Company's Common Stock determined by dividing the sum of the participant's payroll deductions accumulated prior to such Purchase Date and retained in the participant's account by the applicable Purchase Price; provided, however, that in no event shall a participant be permitted to purchase on any Purchase Date more than 5,000 shares of Common Stock (subject to adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13. The Board may, in its absolute discretion, for future Offering Periods increase or decrease the maximum number of shares of the Company's Common Stock a participant may purchase on a Purchase Date. Exercise of an option shall occur as provided in Section 8, unless the participant has withdrawn pursuant to Section 10.

     (b) To the extent permitted by any applicable laws, regulations, or stock exchange rules, if the Fair Market Value of the Common Stock on the first Purchase Date in a Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date, all participants in the Offering Period shall be withdrawn automatically after the exercise of their options and re-enrolled in the next succeeding Offering Period as of the first day thereof.

   8. Exercise of Option.

     (a) Unless a participant withdraws from the Plan as provided in Section 10, the participant's options shall be exercised automatically on each Purchase Date, and the maximum number of full shares subject to the option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in the participant's account. No fractional shares shall be purchased. Any payroll deductions accumulated in a participant's account that are not sufficient to purchase a full share shall be retained in the participant's account until the next Purchase Date, subject to earlier withdrawal by the participant as provided in
  Section 10.

     (b) If the Board determines that on a given Purchase Date the number of shares with respect to which options are to be exercised exceeds the number of shares of Common Stock available for sale under the Plan, the Board may, in its sole discretion, provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Purchase Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants and terminate the Offering Periods then in effect.

   9. Delivery. As promptly as practicable after each Purchase Date, the Company shall arrange the delivery, electronically or otherwise, to accounts in the participants' names at a brokerage company selected by the Company of the shares purchased upon exercise of options.

    10. Withdrawal.

     (a) A participant may withdraw all but not less than all of the payroll deductions credited to his or her account at any time by giving written notice to the Company in the form of Exhibit B to this Plan. Such payroll deductions shall be paid to the participant promptly after receipt of notice of the participant's notice of withdrawal. The participant's option for the Offering Period shall automatically terminate, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions for the participant's account shall not resume at the beginning of the next succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

     (b) A participant's withdrawal from an Offering Period shall not have any effect upon the participant's eligibility to participate in any similar plan that may thereafter be adopted by the Company or in any succeeding Offering Period that begins after the Offering Period from which the participant withdraws.

    11. Termination of Employment. Upon a participant's ceasing to be an Employee for any reason, the participant shall be deemed to have withdrawn from the Plan, and the payroll deductions credited to the participant's account under the Plan during the Offering Period but not yet used to exercise the participant's option shall be returned and paid to the participant.

    12. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

    13. Stock.

     (a) The maximum number of shares of the Company's Common Stock authorized for issuance under the Plan shall be one million one hundred thousand (1,100,000) shares.

     (b) Participants shall have no interest or voting rights in shares covered by options until such options have been exercised.

     (c) At the election of the participant, shares purchased by a participant under the Plan shall be registered in the name of the participant or the names of the participant and his or her spouse.

    14. Administration.

     (a) The Plan shall be administered by the Board. The Board shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board shall, to the full extent permitted by law, be final and binding upon all parties.

     (b) Notwithstanding the foregoing, the Board may delegate, by resolutions adopted prior to or after the effective date of this Plan, any or all of its authority and responsibilities hereunder to such committee of the Board as the Board shall designate, to the extent such delegation is permitted by applicable law, the articles and bylaws of the Company and the applicable stock exchange or national market system rules. In the event of such delegation, all references herein to the Board shall, to the extent applicable, be deemed to refer to and include such committee.

    15. Designation of Beneficiary.

     (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the participant's option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to exercise of his or her option.

     (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

    16. Transferability. No payroll deductions credited to a participant's account and no rights with regard to the exercise of an option under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the participant (other than by will or the laws of descent and distribution). Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 10 hereof.

    17. Use of Funds. Payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose. The Company shall not be obligated to segregate such payroll deductions.

    18. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees following each Purchase Date, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

    19. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

     (a) Subject to any required action by the shareholders of the Company, the Reserves, the maximum number of shares each participant may purchase on a Purchase Date and the price per share and the number of shares of Common Stock covered by each outstanding option shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company. The conversion of convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustments shall be made by the Board, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made, with respect to the number or price of shares of Common Stock subject to an option.

     (b) In the event of the proposed dissolution or liquidation of the Company, the Offering Periods then in progress shall be shortened by setting a new Purchase Date, that is prior to the date of the proposed dissolution or liquidation (the "New Purchase Date"), and the Plan shall terminate prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The Board shall notify each participant in writing at least 10 business days prior to the New Purchase Date that the Purchase Date for the participant's option has been changed to the New Purchase Date and that the participant's option shall be exercised automatically on the New Purchase Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in
  Section 10.

     (c) In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, outstanding options shall be assumed or equivalent options substituted by the successor corporation or a parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the options, the Offering Periods then in progress shall be shortened by setting a New Purchase Date. The New Purchase Date shall be prior to the date of the Company's proposed sale or merger. The Board shall notify each participant in writing at least 10 business days prior to the New Purchase Date that the Purchase Date for the participant's option has been changed to the New Purchase Date and that the participant's option shall be exercised automatically on the New Purchase Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10.

    20. Amendment or Termination.

     (a) The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 and this Section 20, no such termination may adversely affect options previously granted; provided, however, that the Board may terminate a Offering Period on any Purchase Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. To the extent necessary and desirable to comply with Section 423 of the Code (or any successor rule or provision), the Company shall seek shareholder approval of the Plan and of amendments to the Plan.

     (b) Without shareholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board shall be entitled to change the Offering Periods, limit the frequency and/or number of changes permitted in the amount withheld during a Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U. S. Dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond to amounts withheld from the participant's Compensation, and establish such other limitations and procedures that the Board determines in its sole discretion advisable and that are consistent with the Plan.

    21. Notices. All notices or other communications by a participant to the Company in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

    22. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the delivery of such shares comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Code, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and such issuance shall be further subject to the approval of counsel for the Company with respect to such compliance.

    23. Term of Plan. The Plan shall become effective on July 1, 2000. It shall continue in effect until April 30, 2010 unless sooner terminated under
Section 20 hereof.

                                                                      EXHIBIT A

                              SCIQUEST.COM, INC.

                       2000 EMPLOYEE STOCK PURCHASE PLAN

                            SUBSCRIPTION AGREEMENT

 Original Application                     Enrollment Date:
 Change in Payroll Deduction Rate
 Change of Beneficiary(ies)

1. hereby elects to participate in the SciQuest.com, Inc. 2000 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") and subscribes to purchase shares of the Company's Common Stock in accordance with this Subscription Agreement and the Employee Stock Purchase Plan.

2. I hereby authorize payroll deductions from each paycheck in the amount of % of my Compensation on each payday (up to 20%) during the Offering
   Period in accordance with the Employee Stock Purchase Plan. (Please note that no fractional percentages are permitted.)

3. I understand that said payroll deductions shall be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Employee Stock Purchase Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option.

4. I have received a copy of the complete Employee Stock Purchase Plan. I understand that my participation in the Employee Stock Purchase Plan is in all respects subject to the terms of the Plan. I understand that the tax preferences described in paragraph 6 below is subject to shareholder approval of the Employee Stock Purchase Plan.

5. Shares purchased for me under the Employee Stock Purchase Plan should be issued in the name(s) of (Employee or Employee and Spouse only): _________ .

6. I understand that if I dispose of any shares received by me pursuant to the Plan before the later of 2 years after the Enrollment Date (the first day of the Offering Period during which I purchased such shares) or 1 year after purchase, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased over the price I paid for the shares. If I dispose of such shares after this holding period, I understand that I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of disposition over the purchase price which I paid for the shares, or (2) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain or loss, if any, recognized on such disposition will be taxed as capital gain or loss.

7. I hereby agree to be bound by the terms of the Employee Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Employee Stock Purchase Plan.

8. In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Employee Stock Purchase Plan:

   NAME (Please print):

                     ----------------------------------------------------------
                     First           Middle              Last

                     ----------------------------------------------------------
                     Relationship
                     ----------------------------------------------------------
                     Address

   I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

   Dated:                                 _____________________________________
                                                  Signature of Employee

                                                                      EXHIBIT B

                              SCIQUEST.COM, INC.

                       2000 EMPLOYEE STOCK PURCHASE PLAN

                             NOTICE OF WITHDRAWAL

   The undersigned participant in the Offering Period of the SciQuest.com,
Inc. 2000 Employee Stock Purchase Plan which began on             200   (the
"Enrollment Date") hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Date: _______________________________
                                          -------------------------------------
                                          Name of Participant:
                                          -------------------------------------
                                          Signature
                                          -------------------------------------
                                          Address

[SCIQUEST LOGO]           SciQuest.com, Inc. encourages you to vote your shares.
SCIQUEST.COM, INC.        If possible, please use the more cost-effective
C/O PROXY SERVICES        methods of voting by internet or telephone.
P.O. BOX 9112
FARMINGDALE, NY 11735     VOTE BY INTERNET--www.proxyvote.com
                                            -----------------
                          Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

                          VOTE BY PHONE--1-800-690-6903
                          Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

                          VOTE BY MAIL
                          Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to SciQuest.com, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  SIQWST
                                              KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY
             THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SCIQUEST.COM, INC.
  The Board of Directors recommends a vote "FOR" all items.

  Vote On Directors
  1. Election of Directors                          For     Withhold  For All
     Nominees:                                      All        All    Except

      01) Noel J. Fenton    02) Stephen J. Wiehe    [ ]        [ ]     [ ]

     To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
     __________________________________________

  Vote On Proposals                                        For  Against  Abstain
  2. Approval of an amendment to the Certificate of
     Incorporation of the Company to change the            [ ]    [ ]      [ ]
     corporate name to "SciQuest, Inc."

  3. Approval and ratification of the adoption of the      [ ]    [ ]      [ ]
     Company's Employee Stock Purchase Plan.

  4. Approval and ratification of an amendment to          [ ]    [ ]      [ ]
     the Company's 1999 Stock Incentive Plan.

  5. Approval of the appointment of                        [ ]    [ ]      [ ]
     PricewaterhouseCoopers LLP as the independent auditors of the Company for the fiscal year ended December 31, 2001.

  NOTE: In accordance with their judgment, the proxies may vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

     When this Proxy is properly executed and returned, and not revoked, the shares it represents will be voted at the meeting in accordance with the choices specified above. If no choice is specified, it will be voted FOR the election of the nominees listed in Proposal 1 above and FOR Proposals 2, 3, 4 and 5.

PLEASE DATE AND SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS ABOVE.

NOTE: When signing as attorney, trustee, administrator, executor or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. In the case of joint tenants, each joint owner must sign.

I PLAN TO ATTEND THE MEETING   [ ]

__________________________________________     ________________________________
Signature (PLEASE SIGN WITHIN BOX)  Date       Signature (Joint Owners)  Date

               Wait! There's an easier way to submit your proxy.
                         24 Hours a Day--7 Days a Week

                        Submit your Proxy by Telephone

           It's fast, convenient, and your submission is immediately
                             confirmed and posted.

                     Call Toll-Free on A Touch Tone Phone
                                1-800-690-6903

                      Just follow these four easy steps:

1. Read the accompanying Proxy Statement and this proxy card.

2. Call the toll-free number 1-800-690-6903.

3. Enter your 12-digit Control Number located on the reverse side.

4. Follow the simple recorded instructions.


                         Submit your Proxy by Internet

           It's fast, convenient, and your submission is immediately
                             confirmed and posted.

                                Go to website:
                               WWW.PROXYVOTE.COM

                      Just follow these four easy steps:

1. Read the accompanying Proxy Statement and this proxy card.

2. Go to the website: www.proxyvote.com.

3. Enter your 12-digit Control Number located on the reverse side.

4. Follow the simple recorded instructions.

              If you submit your proxy by telephone or Internet,
                        do not return your proxy card.
                     Thank you for your proxy submission.

--------------------------------------------------------------------------------

                              SciQuest.com, Inc.
                       5151 McCrimmon Parkway, Suite 216
                       Morrisville, North Carolina 27560

     This Proxy is solicited by the Board of Directors of SciQuest.com, Inc. the "Company") for the 2001 Annual Meeting of Shareholders to be held on May 15, 2001 (the "Annual Meeting").

     The undersigned hereby appoints M. Scott Andrews and James J. Scheuer, and each of them, with full power of substitution, as proxies to vote all of the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting, and at any adjournments thereof, on the matters stated and in the manner described on the reverse side.

                       Please sign and date on reverse.